EXHIBIT (d)(2)

Form of Non-Qualified Stock Option Agreement under
Staples, Inc. Amended and Restated 1992 Equity Incentive Plan.

Stock Option Grant	Staples, Inc.
Employer ID: 04-2896127
500 Staples Drive
Framingham, MA 01702

ACCOUNT ID:
«FirstName» «MiddleName» «LastName»	LOCATION:
«Address1»
«Address2»
«Address3»
«City», «State» «Zip»
«Country»

You have been granted an option to purchase Staples, Inc. Common Stock as follows:

Type of Option:	Non-Qualified Stock Option
Grant No.:
Stock Option Plan:	1992
Date of Grant:
Total Number of Option Shares:
Option Price per Share:	US$
Total Exercise Price of Option Shares:	US$

Number of Shares
Vesting Date	Vesting on Vesting Date

By your acceptance of this Stock Option Grant, you agree that this option is granted under and governed by the terms and conditions of Staples, Inc.’s 1992 Equity Incentive Plan (as amended from time to time) and by the terms and conditions of Staples, Inc.’s Non-Qualified Stock Option Agreement (NQS72003), which is attached hereto.

Staples, Inc.

Ronald L. Sargent
President and Chief Executive Officer

STAPLES, INC. NON-QUALIFIED STOCK OPTION AGREEMENT

1.              Grant of Option.  Staples, Inc., a Delaware corporation (“Staples”), hereby grants to the Optionee named in the accompanying Stock Option Grant (the “Option Grant”) the option, pursuant to Staples’ Stock Option Plan noted in the Option Grant (the “Plan”), to purchase an aggregate of the Total Number of Option Shares of Common Stock of Staples stated in the Option Grant at a price per share equal to the Option Price per Share stated in the Option Grant, purchasable as set forth in and subject to the terms and conditions of this Option Agreement and the Plan.  Except where the context otherwise requires, the term “Staples” shall include the parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

2.              Non-Qualified Stock Option.  This option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

3.              Exercise of Option and Provisions for Termination.

(a)  Vesting Schedule.  Except as otherwise provided in this Agreement, this option may be exercised up to and including the 30th day after the tenth anniversary of the Date of Grant stated in the Option Grant (hereinafter the “Expiration Date”).  This option shall become exercisable (or “vest”) in installments for the number of shares set forth in the table in the Option Grant commencing on each of the respective Vesting Dates noted (each a “Vesting Date”).  The right of exercise shall be cumulative so that if the option is not exercised to the maximum extent permissible during any exercise period, it shall be exercisable, in whole or in part, with respect to all shares not so purchased at any time prior to the Expiration Date or the earlier termination of this option.  This option may not be exercised at any time on or after the Expiration Date, except as otherwise provided in Section 3(e) below.

(b)  Exercise Procedure.  Subject to the conditions set forth in this Agreement, this option shall be exercised by the Optionee’s delivery of written notice of exercise to the Secretary of Staples, specifying the Date of Grant of this Option Agreement, the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 4.  Such exercise shall be effective upon receipt by the Secretary of Staples of such written notice together with the required payment.  The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(c)  Continuous Relationship with Staples Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the Date of Grant of this option, an employee of, or a consultant to, Staples (an “Eligible Optionee”).

(d)  Termination of Relationship with Staples.  If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in paragraphs (e) and (f) below, the right to exercise this option shall terminate 60 days after such cessation (but in no event after the Expiration Date), provided that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing sentence or the vesting schedule set forth in Schedule 3(a) above, in the case of the retirement of the Optionee after attaining the age of 65, this option shall be exercisable for the Total Number of Option Shares during the 60-day period after the effective date of the Optionee’s retirement.  In addition, if the Optionee is an employee on an approved leave of absence, then this option shall not terminate as a result of such leave of absence unless and until the Optionee’s employment relationship is ultimately terminated; provided, however, that the vesting schedule as provided in Section 3(a) shall be extended for a time period equal to the length of such leave of absence that exceeds three (3) months.

(e)  Exercise Period Upon Death or Disability.  If the Optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Expiration Date while he or she is an Eligible Optionee, or if the Optionee dies within 60 days after the Optionee ceases to be an Eligible Optionee (other than as the result of a termination of such relationship by Staples for “cause” as specified in paragraph (f) below), this option shall be exercisable, within the period of 12 months following the date of death or disability of the Optionee (whether or not such exercise occurs before the Expiration Date), by the Optionee or by the person to whom this option is transferred by will or the laws of descent and distribution, provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her death or disability.  Notwithstanding the foregoing sentence or the vesting schedule set forth in Schedule 3(a) above, in the case of the death of the Optionee, or if the Optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), this option shall be exercisable for 100% of the Total Number of Option Shares.  Except as otherwise indicated by the context, the term “Optionee,” as used in this option, shall be deemed to include the estate of the Optionee or any person who acquires the right to exercise this option by bequest or inheritance or otherwise by reason of the death of the Optionee.

(f)  Termination for Cause.  If (a) the Optionee’s relationship with Staples is terminated by Staples for “cause” (as defined below), or (b) if the Optionee retires or resigns and Staples determines within 60 days thereafter that the Optionee’s conduct prior to his or her retirement or resignation warranted a discharge for “cause,” or (c)

Staples determines that the Optionee’s conduct after termination of the employment or consulting relationship fails to comply with the terms of any non-competition, non-solicitation or confidentiality provision contained in any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Optionee and Staples, then (x) the right to exercise this option with respect to any shares not previously exercised shall terminate immediately, and (y) without limiting any other remedy available to Staples, Staples shall be entitled to repurchase from the Optionee at the Exercise Price the shares of Common Stock previously purchased by the Optionee hereunder, or, if the Optionee at such time no longer owns such shares, Staples shall be entitled to recover from the Optionee the gross profit earned by the Optionee upon the purchase and disposition (whether by sale, gift, donation or otherwise) of such shares.

“Cause,” as determined by Staples (which determination shall be conclusive), shall mean:

(i) willful failure by the Optionee to substantially perform his or her duties with Staples (other than any failure resulting from incapacity due to physical or mental illness).  No act or failure to act on the Optionee’s part will be deemed “willful” unless the Optionee acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples’ best interest; or

(ii) breach by the Optionee of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Optionee and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(iii) violation by the Optionee of the Code of Ethics or an attempt by the Optionee to secure any improper personal profit in connection with the business of Staples; or

(iv) failure by the Optionee to devote his or her full working time to the affairs of Staples except as may be authorized in writing by Staples’ CEO or other authorized Company official; or

(v) the Optionee’s engagement in business other than the business of Staples except as may be authorized in writing by Staples’ CEO or other authorized Company official; or

(vi) the Optionee’s engagement in misconduct which is demonstrably and materially injurious to Staples.

4.              Payment of Purchase Price.

(a)  Method of Payment.  Payment of the purchase price for shares purchased upon exercise of this option shall be made (i) by delivery to Staples of cash or a check to the order of Staples in an amount equal to the purchase price of such shares, (ii) subject to the consent of Staples, by delivery to Staples of shares of Common Stock of Staples then owned by the Optionee having a fair market value equal in amount to the purchase price of such shares, (iii) by any other means which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 and Regulation T promulgated by the Federal Reserve Board), or (iv) by any combination of such methods of payment.

(b)  Valuation of Shares or Other Non-Cash Consideration Tendered in Payment of Purchase Price.  For the purposes hereof, the fair market value of any share of Staples’ Common Stock or other non-cash consideration which may be delivered to Staples in exercise of this option shall be determined in good faith by the Board of Directors of Staples.

(c)  Delivery of Shares Tendered in Payment of Purchase Price.  If the Optionee exercises this option by delivery of shares of Common Stock of Staples, the certificate or certificates representing the shares of Common Stock of Staples to be delivered shall be duly executed in blank by the Optionee or shall be accompanied by a stock power duly executed in blank suitable for purposes of transferring such shares to Staples.  Fractional shares of Common Stock of Staples will not be accepted in payment of the purchase price of shares acquired upon exercise of this option.

5.              Delivery of Shares; Compliance With Securities Laws, Etc.

(a)  General.  Staples shall, upon payment of the option price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires Staples to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

(b)  Listing, Qualification, Etc.  This option shall be subject to the requirement that if, at any time, counsel to Staples shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors.  Nothing herein shall be deemed to require Staples to apply for, effect or obtain such listing, registration, qualification or disclosure, or to satisfy such other condition.

6.              Transferability of Option.  This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred by will or the laws of descent and distribution or, upon notice to Staples, for estate planning purposes to entities that are beneficially owned entirely by family members.  All transferees of this option must agree to be governed by all of the terms and conditions of this Agreement.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of Staples, become null and void.

7.              No Special Employment or Similar Rights.  Nothing contained in the Plan or this option shall be construed or deemed by any person under any circumstances to bind Staples to continue the employment or other relationship of the Optionee with Staples for the period within which this option may be exercised.

8.              Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.              Adjustment Provisions.

(a)  General.  If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of Staples, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of Staples or other business entity, or (ii) additional shares or new or different shares or other securities of Staples or other business entity or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 15(a) of the Plan.

(b)  Board Authority to Make Adjustments.  Any adjustments under this Section 9 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued pursuant to this option on account of any such adjustments.

10.       Mergers, Consolidations, Distributions, Liquidations, Etc.  In the event of a merger or consolidation or sale of all or substantially all of the assets of Staples in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, prior to the Expiration Date or termination of this option, the Optionee shall, with respect to this option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 16(a) of the Plan.

11.       Exercisability Following a Change in Control.

(a)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities; (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 11(a)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 11(a)(i), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 11(a)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(b)  Effect of Change in Control.  Notwithstanding the provisions of Section 3(a), if a Change in Control of Staples occurs, this option shall become exercisable for additional shares of Common Stock as follows:

(i)  If, upon the Change in Control, the Optionee

(A) is offered employment with the Surviving Corporation (or is allowed to continue his or her employment, if the Surviving Corporation is Staples) in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control and (2) that does not involve a relocation of the Optionee’s principal place of employment of more than 30 miles, or

(B) accepts (or elects to continue) employment with the Surviving Corporation (regardless of position, compensation or location),

then (x) effective immediately prior to the Change in Control, the vesting schedule of this option stated in Section 3(a) above shall accelerate such that an additional 25% of the Total Number of Option Shares shall become immediately exerciseable, and (y) on each Vesting Date which had not yet occurred as of the date of the Change in Control, this option shall become exercisable for such number of additional shares of Common Stock as is determined by dividing the balance of the Total Number of Option Shares remaining unvested following the acceleration of vesting referred to in clause (x) above, by the number of Vesting Dates which had not occurred as of the date of the Change in Control.

(ii)  If, upon the Change in Control,

(A) the Optionee is either offered employment in accordance with clause (A) of Section 11(b)(i) or accepts employment in accordance with clause (B) of Section 11(a)(i), and

(B) within one year following the date of the Change in Control, the Optionee either (1) is discharged without cause (as defined in Section 3(f)) or (2) resigns because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than 30 miles, then the vesting of this option shall be accelerated such that this option shall become exercisable in full effective upon the date of such discharge or resignation (and this option shall remain exercisable following such discharge or resignation for such period, if any, as is provided in Section 3).

(iii) If the Optionee is not offered employment in accordance with clause (A) of Section 11(b)(i) and does not accept employment in accordance with clause (B) of Section 11(b)(i), then the vesting of this option shall be accelerated such that this option shall become exercisable in full effective immediately prior to the Change in Control.

12.       Withholding Taxes.  Staples’ obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

13.       Miscellaneous.

(a)  Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Optionee.  This Option Agreement may be executed in multiple counterparts, each of which shall represent the same option agreement.

(b)  All notices under this option shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Optionee to his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This option shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.